Exhibit 10.12

EXHIBIT C

Contingent Value Rights Agreement

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of January 23, 2021 (this “Agreement”), is entered into by and among Palladio Biosciences, Inc., a Delaware corporation ( “Palladio”), Srini Akkaraju, solely in his capacity as the representative of the holders of the CVRs (the “Holder Representative”), and United Medicines Biopharma Limited, a private company limited by shares incorporated in England (“UM”).

RECITALS

WHEREAS, on January 23, 2021, Palladio, UM and a subsidiary of UM entered into that certain Agreement and Plan of Reorganization (as amended, the “Merger Agreement”), pursuant to which Palladio became a wholly-owned subsidiary of UM.

WHEREAS, it was a condition to the Closing for the parties hereto to execute and deliver this Agreement to the other parties hereto.

WHEREAS, pursuant to the Merger Agreement, the CVRs were to be allocated to the Holders as provided for in the Merger Agreement.

AGREEMENT

The parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

SECTION 1 DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Approval” or “Approved” means, with respect to the Milestone Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient to manufacture, distribute, use (including in clinical trials) and sell the Milestone Product in such regulatory jurisdiction in accordance with laws including receipt of pricing and reimbursement approvals, where applicable.

“Business Day” means a day which is not a Saturday or Sunday or on which banks generally are required to be closed in New York, New York.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Share Payment” means a number of UM B Ordinary Shares equal to the quotient determined by dividing (i) the Milestone Payment by (ii) Per Ordinary Share Price.

“CVRs” means the rights of Holders to receive a contingent payment pursuant to this Agreement.

“Divestiture” (and other correlative terms) means any transaction in which the Milestone Product and the corresponding intellectual property assets related to the same are divested or otherwise transferred by way of merger, consolidation, asset acquisition, sale or other similar transfer, including through the transfer by UM of a majority of the voting equity of Palladio.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means the Holder Representative named in the first paragraph of this Agreement, until written notice of a successor Holder Representative has been provided to UM following its appointment by the Holders.

“Major Market Country” means United States, France, Germany, Italy, Spain, the United Kingdom and Japan.

“Milestone Payment” means $39,679,834.70.

“Milestone Period” means the period starting on the date hereof and ending on the earliest of (i) the date, if any, upon which the Milestone Payment has been paid by Palladio as required by this Agreement and (ii) the fifth (5th) anniversary of the Closing Date.

“Milestone Product” means Lixivaptan for the treatment of Polycystic Kidney Disease.

“Milestone Trigger” means the commencement of the first Phase 3 Clinical Trial in any Major Market Country.

“Payment Date” means the date of the Milestone Payment’s payment to the Holders pursuant to Section 2.5.

“Per Ordinary Share Price” means, as of the date of the occurrence of the Milestone Trigger: (i) if the UM B Ordinary Shares are traded on a securities exchange, then the average of the Volume Weighted Average Price of a UM B Ordinary Share over a five (5) day trading period ending on the date of the occurrence of the Milestone Trigger; (ii) if the UM B Ordinary Shares are traded over-the-counter, then the average of the closing bid and asked prices of a UM B Ordinary Share quoted on the NASDAQ system (or similar system) over the five (5) day period ending on the date of the occurrence of the Milestone Trigger; or (iii) if on such date the UM B Ordinary Shares are not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, then the price per share of a UM B Ordinary Share as determined in good faith by the Board of Directors of UM or, if requested by the Holder Representative, the price per share determined by a mutually agreed independent third party appraiser.

“Percentage” means, with respect to a Holder, a percentage equal to (a) the number of CVRs held by such Holder (as indicated on the CVR Register), divided by (b) the total number of CVRs held by all Holders (other than Palladio with respect to the Abandoned CVRs).

“Permitted Assignment” means a transfer of one or more CVRs: (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) as provided in Section 2.8.

“Phase 3 Clinical Trial” means a human clinical trial of the Milestone Product on sufficient numbers of patients that is designed to establish that such product is safe and efficacious for its intended use, to evaluate the risk-benefit relationship of the product, and to define warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, as described in 21 C.F.R. 312.21(c) (as amended or any replacement thereof), and that is intended to support Regulatory Authorization of such product or label expansion of such product, or a similar clinical study prescribed by the Regulatory Authorities. For purposes of this Agreement, “commencement” of a Phase 3 Clinical Trial for the Milestone Product means the first dosing of the Milestone Product in a human in a Phase 3 Clinical Trial for the Milestone Product.

“Regulatory Authority” means any national or supranational Governmental Authority in any Major Market Country that holds responsibility for development and commercialization of, and the granting of regulatory approval or marketing approval for, a biological or pharmaceutical product, as applicable, in such Major Market Country.

“Regulatory Authorization” means any Approval granted by any Regulatory Authority.

“Rights Agent” means the Rights Agent appointed pursuant to the applicable provisions of this Agreement (including any successor thereto).

“Volume Weighted Average Price” for any security as of any trading day means (a) the volume weighted average sale price of such security on the principal securities exchange on which such security is traded as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereinafter designated by UM (“Bloomberg”), or (b) if no volume weighted average sale price is reported for such security, then the closing price per share of such security as reported by Bloomberg, or, if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) on such trading day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which such security is traded.

SECTION 2 CONTINGENT VALUE RIGHTS

2.1 CVRs; Appointment of Rights Agent.

(a) Each Holder shall be entitled to a number of CVRs, if any, calculated as set forth in Section 2.2 and Section 2.3 of the Merger Agreement.

(b) If UM decides to appoint a Rights Agent following the date hereof, UM shall provide the Holder Representative with written notice of such decision and the identity of a proposed Rights Agent; provided, that the Holder Representative may reasonably object to such proposed Rights Agent within five (5) Business Days of such notice and UM shall be required to select a different Rights Agent that is reasonably acceptable to the Holder Representative (such acceptance not to be unreasonably withheld, conditioned or delayed). Thereafter, UM and Palladio shall appoint such Rights Agent to act as rights agent for UM and Palladio in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent shall accept such appointment by executing and delivering a counterpart to this Agreement. If no Rights Agent is appointed, Palladio or UM, as appropriate, shall take the required actions of the Rights Agent hereunder until a Rights Agent is appointed (including to maintain the CVR Register and pay the Milestone Payments contemplated under Section 2.5).

(c) The parties acknowledge and agree that in the event it is determined that the CVRs are subject to registration under the Securities Act or the Exchange Act, the Rights Agent shall be permitted to resign and shall be held harmless for all liabilities in connection therewith.

2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than pursuant to a Permitted Assignment.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and each Permitted Assignment thereof. The Rights Agent shall promptly update the CVR Register to reflect updated mailing addresses, telephone numbers or email addresses of Holders provided by Palladio or the Holder Representative. The Holder Representative shall promptly update the Rights Agent and Palladio of any changes to the mailing addresses, telephone numbers or email addresses of any Holder if provided to the Holder Representative by such Holder. The Rights Agent shall promptly provide a copy of the CVR Register to the Holder Representative upon its written request.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Palladio or UM, as applicable, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

2.4 Notice and Payment. No later than thirty (30) days after the occurrence of the Milestone Trigger, Palladio shall provide written notice to the Holder Representative and the Rights Agent of the occurrence of the Milestone Trigger (a “Milestone Statement”), and thereafter UM or Palladio shall deliver to the Rights Agent UM B Ordinary Shares or cash, respectively, in the aggregate amount of the Milestone Payment in accordance with the procedures set forth in Section 2.5. Palladio shall pay interest on any payments that are not paid on or before the date such payments are due under this Section 2.5 at an annual rate equal to ten percent (10%) (which shall be added and deemed a part of the Milestone Payment), calculated on the total number of days the payment is delinquent, other than any such payments that are the subject of a dispute between Palladio, on the one hand, and the Holder Representative or any Holder, on the other hand.

2.5 Payment Procedures.

(a) No later than thirty (30) days following the delivery of the Milestone Statement, the Rights Agent will send a copy of the current CVR Register to the Holder Representative, which the Holder Representative shall use to determine the Percentage for each Holder and the amount to be paid (in UM B Ordinary Shares or cash, as applicable) to each Holder in respect of the Milestone Payment. Such amounts shall be reflected in a statement that will promptly be delivered to the Rights Agent, UM and Palladio (the “Payment Statement”). Within ten (10) Business Days of the delivery of the Payment Statement, on the terms and conditions of this Agreement:

(i) if UM has not Divested Palladio prior to the occurrence of the Milestone Trigger, UM will make appropriate arrangements with the Rights Agent for UM B Ordinary Shares represented by book-entry shares to be issued as the CVR Share Payment. Upon receipt of the book-entry shares referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) distribute to each Holder by book-entry an amount of UM B Ordinary Shares equal to such Holder’s Percentage multiplied by the CVR Share Payment; provided, that in lieu of receive a fractional UM B Ordinary Share, such Holder shall be entitled to receive from UM a cash payment equal to such fraction multiplied by the Per Ordinary Share Price; or

(ii) if UM has Divested Palladio prior to the occurrence of the Milestone Trigger, Palladio shall pay an amount equal to the Milestone Payment in immediately available funds to the Rights Agent. The Rights Agent shall pay each Holder the amount set forth next to such Holder’s name on the Payment Statement relating to the Milestone Payment as promptly as practicable, but in any event within ten (10) Business Days of receipt of the Milestone Payment. Payments to be made by Palladio to the Rights Agent hereunder shall be made in U.S. dollars and shall be paid by wire transfer in immediately available funds. Unless otherwise provided for by the Holder Representative, any payment to a Holder of its portion of the Milestone Payment owed hereunder shall be payable by check to the order of such Person as his, her or its name appears on the CVR Register at the address listed for such Person in the CVR Register, or at the Right Agent’s election, if such Holder provides wire instructions, by wire transfer.

The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of the Payment Statement under this Section 2.5(a), send each Holder at its registered address a copy of the Payment Statement. Without limiting any of the rights of the Rights Agent under this Agreement, UM and Palladio shall have no further liability in respect of the CVR Share Payment upon delivery instructions to the Rights Agents of such CVR Share Payment in accordance with this Section 2.5(a) and the satisfaction of UM’s and Palladio’s obligations set forth in this Section 2.5(a), provided that Palladio shall be responsible for any failure of the Rights Agents to take, or refrain from taking, any action that the Rights Agents is expected to take, or refrain from taking, to effect the intent of this Section 2.5. For the avoidance of doubt, the Rights Agent shall not be required at any time to determine the size of any payment to any Holder hereunder and shall be entitled to rely on the Payment Statement in respect of carrying out its obligations hereunder

(b) The Rights Agent shall promptly send each Holder at its address set forth in the CVR Register a copy of any notice required to be delivered by Palladio hereunder, including any notice required pursuant to Section 2.5.

(c) Except to the extent any portion of the Milestone Payment is required to be treated as imputed interest pursuant to applicable law or otherwise required by applicable law, the Holders and the parties hereto intend to treat the CVRs and all payments hereunder for all U.S. federal, state, and local income tax purposes as additional consideration furnished in connection with the Merger. The parties agree, for U.S. federal income tax purposes, to treat cash payments, if any, made pursuant to the CVRs and this Agreement as transfers described in Section 351(b) of the Code.

(d) Notwithstanding any other provision of this Agreement, Palladio, UM, and the Rights Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of applicable law. To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Any portion of any payment of the Milestone Payment that remains undistributed to the Holders for two (2) years after the Payment Date shall be delivered by the Rights Agent to Palladio or UM, as applicable, upon demand.

(f) Neither Palladio nor UM nor the Rights Agent shall be liable to any Person in respect of a payment of any portion of the Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable law. If any such payment (or portion thereof) made by Palladio, UM to the Rights Agent remains unclaimed by a Holder two years after the Payment Date (or immediately prior to such earlier date on which such payment would otherwise escheat to or become the property of any Governmental Authority), any such payment (or portion thereof) shall, to the extent permitted by applicable law, become the property of Palladio or UM, free and clear of all claims or interest of any Person previously entitled thereto.

(g) The Milestone Payment shall be payable one (1) time only and no amounts shall be due for subsequent or repeated achievements of the Milestone Trigger.

2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest in Palladio or UM.

(a) Except for those associated with an actual CVR Share Payment, the CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of the CVRs.

(b) Except for those associated with an actual CVR Share Payment, the CVRs shall not represent any equity or ownership interest in Palladio, UM or any of their respective Affiliates.

2.7 Ability To Abandon The CVR. The Holder of a CVR may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Palladio without consideration therefor (the “Abandoned CVRs”). Nothing in this Agreement is intended to prohibit Palladio from offering to acquire CVRs for consideration in its sole discretion.

2.8 Registration on Form S-8. Prior to or concurrently with the issuance of UM B Ordinary Shares on account of a CVR Share Payment under Section 2.5(a)(i) (or as soon as practicable after it is eligible to do so), if the UM B Ordinary Shares are then traded on a securities exchange, UM shall register on Form S-8 (or equivalent form) all such UM B Ordinary Shares issuable to the Holders who received CVRs pursuant to Section 2.3(a) to the extent such UM B Ordinary Shares are registrable under Form S-8 under the Securities Act and subject to applicable state blue sky laws (“Covered UM Shares”). UM shall also take such reasonable action as is permitted by applicable law and necessary to ensure such Covered

UM Shares are free from any sale restrictions arising under any lock-up or market standoff or similar agreement and, to the extent required to satisfy any withholding obligations of UM (or the applicable payor), facilitate a “sell to cover” arrangement with respect to such Covered UM Shares.

2.9 Changes in UM B Ordinary Shares. If, as a result of any reorganization, recapitalization, reclassification, or other similar change in UM’s capital stock, the outstanding UM B Ordinary Shares are exchanged for a different kind, class or series of shares or other securities of UM, an appropriate adjustment to the kind, class or series of shares or other securities subject to the CVRs and this Agreement shall be made.

SECTION 3 THE RIGHTS AGENT

3.1 Certain Duties And Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

(b) The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless Palladio shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred.

3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c) Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon written instructions from Palladio, UM and the Holder Representative.

(d) The Rights Agent may engage and consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(f) The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

(g) Palladio agrees    (i) to pay the fees and expenses of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by Rights Agent and Palladio on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all taxes (other than income, receipt, franchise or similar taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to UM, Palladio and the Holder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b) UM shall have the right to remove the Rights Agent at any time by written instruction signed by an officer of UM specifying a date when such removal shall take effect. Notice of such removal shall be given by UM to Rights Agent and the Holder Representative, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent shall resign, be removed or become incapable of acting, UM shall, with the prior written consent of the Holder Representative (not to be unreasonably withheld, conditioned or delayed), promptly appoint a successor Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the successor Rights Agent for all purposes hereunder.

(d) Any Person into which the Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Rights Agent shall be a party, or any Person succeeding to the payments business of the Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(e) Palladio shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holder Representative. Each notice shall include the name and address of the successor Rights Agent. If Palladio fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Palladio.

(f) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Holder Representative, UM shall not appoint as a successor Rights Agent any Person that is not a paying agent of national reputation.

3.4 Acceptance of Appointment By Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to UM, Palladio, the Holder Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of UM, Palladio, the Holder Representative or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

SECTION 4 COVENANTS

4.1 List of Holders; Delivery of Closing Date Allocation Schedule. As of the date hereof, Palladio has furnished or caused to be furnished to the Rights Agent the Allocation Schedule. The Allocation Schedule shall set forth the allocation of the CVRs issued under the Merger Agreement.

4.2 Payment of Milestone Payment. UM or Palladio, as applicable, shall duly and promptly deposit with the Rights Agent for payment to the Holders, the Milestone Payment, if any, in the manner provided for in Section 2.5 and in accordance with the terms of this Agreement.

4.3 Status Meetings. During the Milestone Period, upon the written request of the Holder Representative, Palladio agrees to meet with the Holder Representative, or its designee(s), at a mutually convenient time during normal business hours for the purpose of discussing the status of development activities toward achievement of the Milestone Trigger; provided, however, that the Holder Representative shall not request such meetings, and Palladio shall have no obligation to attend any such meetings, more than two times during any calendar year. Each such meeting shall be held either telephonically, by video conference or at Palladio’s offices.

4.4 Divestitures. If at any time after the Closing, (a) Palladio Divests the Milestone Product to a Person that is not an Affiliate of UM and the corresponding intellectual property (collectively, the “Divested Assets” and the party acquiring the Divested Assets or Palladio, the “Transferee”), Palladio shall make provision for the Transferee to assume and succeed to the obligations of Palladio set forth in this Agreement, or (b) UM Divests Palladio to a Transferee, notwithstanding anything to the contrary set forth herein, UM shall have no further obligations hereunder (including to issue the CVR Share Payment) and all obligations hereunder shall be fulfilled by such Transferee (or Palladio in the case of a Divestiture of Palladio) and the Milestone Payment shall be payable in cash (rather than the CVR Share Payment). The Transferee shall properly complete and deliver to the Rights Agent any know-your-customer or similar documentation required under applicable laws and regulations.

4.5 Milestone Trigger Disputes. UM shall, and shall cause Palladio to, promptly provide such information as may reasonably requested by the Holder Representative from time to time to assess whether the Milestone Trigger has occurred. If the Holder Representative believes that the Milestone Trigger has occurred, or that the Milestone Statement is inaccurate in whole or in part, then the Holder Representative shall deliver to Palladio written notice thereof (a “Milestone Dispute Notice”), in reasonable detail. During the thirty (30) days following the delivery of a Milestone Dispute Notice, Palladio and the Holder Representative shall attempt in good faith to resolve any dispute as to whether the Milestone Trigger has occurred and whether the Milestone Payment is payable. If Palladio and the Holder Representative do not reach agreement with respect to any dispute relating to any such matter within thirty (30) days after a Milestone Dispute Notice is delivered to Palladio by the Holder Representative, the parties shall submit for arbitration all matters that remain in dispute and that were properly included in the Milestone Dispute Notice to a disinterested individual who has appropriate scientific, technical and regulatory expertise (as relevant) to resolve any disputes referred to him or her under this Agreement who is mutually agreed to by Palladio and the Holder Representative (a “Scientific Expert”); provided, however, that such Scientific Expert shall not be or have been at any time within the previous five (5) years an Affiliate, employee, consultant, officer or director of UM, the Holder Representative, Palladio, any Holder or any of their respective Affiliates. If Palladio and the Holder Representative cannot agree on a mutually acceptable Scientific Expert within thirty (30) days after either party has determined that the parties cannot reach agreement with respect to a dispute, then within five (5) Business Days after the expiration of such thirty (30) day period, each of Palladio and the Holder Representative shall appoint one Scientific Expert who shall jointly select a third Scientific Expert within five (5) Business Days after the last to occur of their respective appointments to arbitrate the referred matter. The Scientific Expert mutually agreed by the parties or, if the parties cannot agree, the third Scientific Expert selected by the party-appointed Scientific Experts is referred to as the “Selected Scientific Expert”. Palladio and the Holder Representative shall instruct the Selected Scientific Expert to determine as promptly as practicable but in no event later than thirty (30) days after such person’s appointment (the “Determination Period”) whether the disputed Milestone Trigger has occurred. The Selected Scientific Expert’s determination shall be made based on the submission of documents and evidence by the parties (including any such documentation or evidence reasonably requested by the Selected Scientific Expert, which the Holder Representative or Palladio shall provide upon request) and, upon the Selected Scientific Expert’s request, by third parties, unless the Selected Scientific Expert determines that an oral hearing is necessary. The Selected Scientific Expert shall determine deadlines (which Palladio and the Holder Representative shall deem to be fair and appropriate) within the Determination Period for submitting documents and dates, if any, of oral hearings. Each of Palladio and the Holder Representative (on behalf of the Holders) shall pay its own expenses of arbitration, and the fees, costs and expenses of the Selected Scientific Expert initially shall be equally shared between Palladio and the Holder Representative (on behalf of the Holders), provided that the prevailing party’s out-of-pocket expenses in such dispute (including its share of the arbitration, its attorneys’ fees, costs and expenses actually incurred, and the fees, costs and expenses of the Selected Scientific Expert) shall be reimbursed by the other party. Any decision rendered by the Selected Scientific Expert shall be final and binding upon the parties. All proceedings conducted by the Selected Scientific Expert shall take place in New York, New York. Any underpayments of Milestone Payments shall be paid by Palladio to the Rights Agent within fifteen (15) Business Days of notification of the final determination of the Milestone Dispute Notice in accordance with this Agreement (and the Rights Agent shall subsequently make all payments required by and in accordance with Section 2.5(a) hereof).

4.6 Post-Closing Development. Notwithstanding anything contained herein or in the Merger Agreement, subject to the Portfolio Company Agreement and UM’s obligation to fund and support Palladio in accordance with the terms contained therein, following the date hereof, (i) Palladio shall have the right to own, operate, use, license, develop and otherwise commercialize its assets, including the Milestone Product and its related intellectual property, in any way that Palladio deems appropriate, in its sole discretion, (ii) Palladio shall not have any obligation to own, operate, use, license, develop or otherwise commercialize its assets, including the Milestone Product and its related intellectual property, in order to maximize or expedite the Milestone Payment, (iii) Palladio shall have the exclusive right to determine the terms and conditions of the development and commercialization of its assets, including the Milestone Product, and any and all sales of the Milestone Product, including the determination of whether to develop or commercialize or whether to terminate the development of the Milestone Product, or the indications for which the Milestone Product may be developed or commercialized, (iv) there is no assurance that the Holders will receive the Milestone Payment, (v) Palladio has not, prior to, or after the date hereof, promised or projected any amounts to be received by the Holders in respect of the Milestone Payment, and neither the Rights Agent nor any Holder has, prior to or after the Closing Date, relied on any statements or information provided by or on behalf of Palladio or UM with respect to the potential sales or value of the Milestone Product and (vi) the parties and the Holders intend the express provisions of this Agreement to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Authority or otherwise; provided that UM shall not, and shall cause Palladio not to, take any action, or refrain from taking any action the sole purpose of which is to frustrate the ability to achieve the Milestone Trigger or the Milestone Payment.

4.7 Lock Up. Each Holder (and any UM Ordinary Shares issued on account of a CVR Share Payment under Section 2.5(a)(i)) shall be subject to the lock up and related obligations contemplated by Clause 41 of the UM Articles as if they were Shareholders (as defined in the UM Articles), subject to Section 2.8 in the case of the Covered UM Shares.

SECTION 5 AMENDMENTS

5.1 Amendments Without Consent of Holders or Rights Agent.

(a) UM and Palladio, at any time and from time to time, may unilaterally enter into one or more amendments hereto, for any of the following purposes, without the consent of any of the Holders (including the Holder Representative) or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not adversely affect the interests of the Holders:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to add to the covenants of Palladio such further covenants, restrictions, conditions or provisions as Palladio shall determine to be for the protection of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; or

(iv) as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act.

(b) Promptly after the execution by Palladio of any amendment pursuant to the provisions of this Section 5.1, Palladio shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register and to the Holder Representative, setting forth in general terms the substance of such amendment.

5.2 Amendments With Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by UM and Palladio without the consent of any Holder (or the Holder Representative) or the Rights Agent pursuant to Section 5.1, UM, Palladio, the Holder Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by UM, Palladio, the Holder Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Palladio shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

5.3 Execution of Amendments. In executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected by Palladio in relying upon, an opinion of counsel selected by Palladio stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4 Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 Entire Agreement; Counterparts. This Agreement, the other Transaction Documents and all other agreements contemplated hereby sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement may be executed in one or more counterparts, delivered by original, facsimile signature or emailed .PDF attachment, all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

6.2 Notices To Rights Agent, Holder Representative, UM and Palladio. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic mail if sent during normal business hours of the recipient, if not during normal business hours, then on the next day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 6.2):

If to Palladio or UM:

United Medicines Biopharma Limited

The Dorothy Hodgkin Building, Babraham Research Campus

Cambridge, UK CB22 3FH

Attention: Saurabh Saha, CEO

with a copy (which shall not constitute notice to):

GOODWIN PROCTER LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Mitch Bloom

Email: mbloom@goodwinlaw.com

If to the Holder Representative:

628 Middlefield Road

Palo Alto, CA 94301

Attention: Srinivas Akkaraju, MD, PhD

Email: srini@samsaracap.com

6.3 Notice To Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.4 Successors and Assigns; Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without Palladio’s prior written consent. Except in connection with a Divestiture as contemplated by Section 4.6, neither Palladio nor UM may assign or transfer this Agreement or any of its rights and obligations hereunder, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Holder Representative. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.4 or Section 2.2 shall be void and of no effect.

6.5 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any rights, remedies, benefits, obligations, liabilities or claims under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The rights of Holders with respect to the CVRs are limited to those expressly provided in this Agreement.

6.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 4.5 of this Agreement, Section 6.8 of the Merger Agreement is hereby incorporated herein mutatis mutandis.

6.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.8 Legal Holidays. In the event that the Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Payment Date.

6.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

6.10 Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made, upon the earliest to occur of (a) payment of the Milestone Payment to the Holders under the terms of this Agreement, and (b) the fifth (5th) anniversary of the Closing Date. The termination of this Agreement shall not affect or limit the right to receive any payment of the Milestone Payment hereunder to the extent earned prior to termination of this Agreement and the provisions applicable thereto shall survive the expiration or termination of this Agreement.

This Agreement shall automatically terminate upon the termination of the Framework Agreement in accordance with clause 10.2 thereof, with the consequences of such termination to be as exclusively set forth in clause 10.3 thereof.

6.11 Construction; Guaranty. Section 6.10 of the Merger Agreement is hereby incorporated herein mutatis mutandis. UM guarantees to the Holders the due and punctual payment of Palladio’s payment obligations under this Agreement until a Divestiture in accordance with Section 4.6 (after which, this sentence shall automatically terminate upon the consummation of such Divestiture).

6.12 Holder Representative.    Srini Akkaraju is hereby appointed as of the date hereof as the agent and attorney in fact of the Holders as the Holder Representative for and on behalf of the Holders to give and receive notices and communications in connection with this Agreement and related matters and to agree to, negotiate, and enter into settlements, adjustments and compromises of, and make and defend claims and comply with orders of courts and awards with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing or (ii) permitted by the terms of this Agreement. Such agency may be changed by the Holders from time to time upon not less than ten (10) days prior written notice to the other parties hereto; provided, that the Holder Representative may not be removed unless Holders holding a majority of the CVRs agree in writing to such removal and to the identity of the substituted agent. A vacancy in the position of the Holder Representative may be filled by written appointment by Holders holding a majority of the CVRs. No bond shall be required of the Holder Representative. Notices or communications to or from the Holder Representative shall constitute notice to or from the Holders. A decision, act, consent or instruction of the Holder Representative shall constitute a decision of all or any portion of the Holders and shall be final, binding and conclusive upon each of them. The other parties hereto are entitled to rely upon any notice provided to or communication with any such party and any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of all or any portion of the Holders. The other parties hereto are hereby relieved from any liability to any Person for any acts done by such party in accordance with such decision, act, consent or instruction of the Holder Representative.

6.13 Section 409A. The Parties acknowledge that payments pursuant to any the CVRs granted in respect of any Palladio Options as contemplated hereunder shall be deemed to be subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code as of the date hereof, and all provisions regarding all payments to be made hereunder shall be interpreted in such a manner consistent with such intent. Further, all payments with respect to any CVRs held by the former holders of Palladio Options shall be made no later than March 15 of the calendar year following the calendar year in which such substantial risk of forfeiture lapses.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PALLADIO BIOSCIENCES, INC.

By:
Name:
Title:

SRINI AKKARAJU, solely in his capacity as the Holder Representative

By:
Name:

UNITED MEDICINES BIOPHARMA LIMITED

By:
Name:
Title: